Exhibit 99.1

NEWS RELEASE	Release Date: February 2, 2004 after 4:00 pm EST

KNBT Bancorp, Inc. Announces Fourth Quarter and Year End Results

Lehigh Valley, PA (February 2, 2004)  –  KNBT Bancorp, Inc. (NASDAQ/NMS: KNBT), the holding company for Keystone Nazareth Bank & Trust Company (KNBT), today reported earnings for the fourth quarter and the full year 2003.  For the fourth quarter and the year end KNBT reported a net loss of $13.1 million and $5.8 million, respectively, which included one-time charges aggregating $21.8 million (pre-tax), resulting from a $16.1 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger related and systems integration related charges incurred in connection with the First Colonial Group, Inc. and KNBT merger.  Excluding the effects of these one-time charges, KNBT’s net income would have been $1.3 million and $8.6 million for the quarter and full year, respectively.

Commenting on KNBT’s 2003 performance, Scott V. Fainor, President and Chief Executive Officer, stated, “Our primary focus in 2003 was on the successful conversion of Keystone Savings Bank and the merger of Keystone Savings Bank and Nazareth National Bank which was completed on October 31, 2003 with the formation of KNBT.  During the fourth quarter of 2003 we began implementing our integration plan, which I am pleased to say is well under way and on schedule.  The one-time charges that we incurred were fully anticipated and integral to our long-term plan to build a super community bank.”  Fainor also noted that, “With assets of $1.9 billion, a strong capital base, and local decision making, we look forward to bringing world-class community banking to our customers, employees, the communities we serve, and our shareholders.”

Highlights for 2003 include:

•                  Completion of the mutual to stock conversion and the acquisition of First Colonial Group, Inc.

•                  $198.1 million of new capital generated through the initial public offering of KNBT Bancorp, Inc.’s common stock.

•                  Commencement of trading of KNBT common stock on the NASDAQ National Market on November 3, 2003 under the symbol of KNBT.

•                  Formation of the Keystone Nazareth Charitable Foundation, to support charitable causes throughout the communities we serve, with a contribution of $16.1 million.

•                  Keystone Nazareth Bank & Trust opened 7 new branches, bringing the network to 41 branch locations.

•                  Funded the ESOP through the purchase of 949,845 shares of KNBT common stock.

Net Interest Income

Net interest income for the quarter increased by $3.2 million, or 36.2%, to $12.0 million for the quarter ended December 31, 2003 compared to $8.8 million for the fourth quarter of 2002.  For the year ended December 31, 2003, net interest income increased by $4.9 million, or 14.9%, to $38.0 million compared to $33.1 million for the year ended December 31, 2002.  The increases in net interest income in both the quarter and year ended December 31, 2003 were due to the growth of interest-earning assets, lower interest expense and KNBT’s utilization of funds received from the initial public offering.  For the year ended December 31, 2003, KNBT’s net interest margin was 3.49% compared to 3.66% for the year ended December 31, 2002.

Loan Loss Provision

KNBT’s provision for loan losses was $2.1 million for the quarter ended December 31, 2003 compared to $58,000 for the fourth quarter of 2002.  For the year, the provision for loan losses was $3.0 million compared to $111,000 for 2002. The higher quarterly and annual provision reflects the acquisition of Nazareth National Bank and a change in composition of the loan portfolio and management’s year-end analysis of the allowance for loan losses.  As of December 31, 2003, the loan loss reserve of $7.9 million was 0.89% of total outstanding loans and 388.3% of non-performing loans at such date.

Non-Interest Income

Non-interest income was $2.4 million for the quarter ended December 31 2003, a slight decline from non-interest income of $2.5 million for the fourth quarter of 2002.  For the year ended December 31, 2003, non-interest income was $9.0 million compared to $8.8 million for the year ended December 31, 2002.  Due to the addition of new products and services, KNBT’s service charges and fee income increased by 40% to $5.6 million in 2003 compared to 2002.  During the fourth quarter of 2003, KNBT incurred aggregate losses of $518,000 on the sale of certain loans and investment securities.

Non-Interest Expense

KNBT’s non-interest expense increased significantly in the fourth quarter of 2003 compared to the fourth quarter of 2002 due primarily to the previously mentioned one-time charges resulting from KNBT’s contribution of $16.1 million in common stock to the Foundation and $5.7 million of charges incurred in connection with the merger with First Colonial and related data processing conversion fees and expenses.  The non-interest expense was $33.2 million for the quarter ended December 31, 2003 compared to $7.6 million for the fourth quarter of 2002.  For the year ended December 31, 2003, KNBT’s non-interest expense was $55.1 million, compared to $24.6 million for the year ended December 31, 2002.

Balance Sheet

KNBT’s total assets were $1.9 billion at December 31, 2003, an increase of $924.7 million over total assets at December 31, 2002.  Net loans increased to $882.2 million at the 2003 year-end compared to $555.5 million at December 31, 2002.  Total deposits were $1.3 billion at December 31, 2003 compared to $771.8 million at the prior year-end, while KNBT’s stockholders’ equity amounted to $388.9 million at December 31, 2003 compared to $111.0 million at December 31, 2002.  The primary reasons for the changes in KNBT’s balance sheet were the completion on October 31, 2003 of the Bank’s mutual-to-stock conversion and KNBT’s initial public offering, which resulted in $198.1 million in net proceeds, and the merger of First Colonial which had assets, net loans and deposits of $ 610.4 million, $272.1 million, and $512.1 million, respectively, on the date of acquisition.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company.  As of December 31, 2003, KNBT had $1.9 billion in total assets and stockholders’ equity of $388.9 million.  Keystone Nazareth Bank & Trust Company, headquartered in Bethlehem, Pennsylvania, operates 41 branch locations in Lehigh, Northampton, Carbon and Monroe Counties, Pennsylvania.

Website:  www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone

Nazareth Bank & Trust Company, 610-861-5000

Eugene Sobol, Senior Executive Vice President, Chief Financial Officer and Chief Operating Officer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

“Safe Harbor” Statement Under Private Securities Litigation Reform Act of 1995

The information contained in the press release may contain forward looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp’s or management’s intentions, plans, beliefs, expectations or opinions. Such forward looking statements are subject to risks and uncertainties, and may be affected by various factors which may cause actual results to differ materially from those in the forward looking statements. These and other risks, uncertainties and other factors are discussed in KNBT Bancorp, Inc.’s prospectus dated August 12, 2003 and its Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Copies of these documents may be obtained from KNBT Bancorp upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov.

Note:  This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  KNBT’s management used these non-GAAP measures in its analysis of KNBT’s performance.  These non-GAAP measures exclude charges related to KNBT’s contribution to the Foundation, merger-related expenses and certain costs related to the integration of KNBT and First Colonial.  Because these items and their impact on KNBT’s performance are not likely to continue as a part of KNBT’s on-going operations, management believes that presentation of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of KNBT’s core business.  These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies.

KNBT Bancorp, Inc.

INCOME STATEMENT SUMMARY

(Dollars in Thousands, Unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2003(1)	2002	2003(1)	2002

Interest income	$18,153	$14,667	$59,063	$59,479
Interest expense	6,110	5,821	21,061	26,416
Net Interest Income	12,043	8,846	38,002	33,063

Provision for loan losses	2,095	58	2,951	111

Noninterest income	2,447	2,543	9,048	8,814

Noninterest expense	33,213 (2)	7,588	55,119 (2)	24,568

Income (loss) before taxes	(20,818)	3,743	(11,020)	17,198

Income taxes (benefit) provision	(7,731)	1,247	(5,264)	5,188

Net Income (loss)	$(13,087)	$2,496	$(5,756)	$12,010

(1) Includes the results of operations of First Colonial Group, Inc. for the period November 1, 2003 through December 31, 2003.

(2) Includes $21.8 million of one-time charges, including a $16.1 million contribution to the Keystone Nazareth Charitable Foundation and $5.7 million of merger and system related charges incurred in connection with the First Colonial Group, Inc. and KNBT merger.

KNBT Bancorp, Inc.

BALANCE SHEET HIGHLIGHTS

(Dollars in Thousands, Unaudited)

	Year Ended December 31,
	2003		2002

Investment Securities	$734,087		$294,150

Mortgage Loans Held-for-Sale	$4,677		$23,796

Loans	$890,076		$558,453

Allowance for Possible Loan Losses	$7,910		$2,927

Total Assets	$1,940,560		$1,015,906

Total Deposits	$1,287,556		$771,825

Total Debt	$247,305		$122,404

Total Equity	$388,916	(1)	$111,019

Total Shares Outstanding	30,419,397	(1)	n/a	(1)

(1) On October 31, 2003, KNBT completed its initial public offering which resulted in net proceeds of $198.1 million and acquired First Colonial Group, Inc. in a stock for stock exchange.  Prior to this date, there were no outstanding shares.

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